                                                                Exhibit 99.2

                         [LETTERHEAD OF GENE LOGIC INC.]



                    News Release

CONTACTS:
                    Stephen Push                         Stacey Levas
                    Vice President, Corporate            Associate, Corporate
                    Communications                       Communications
                    301.987.1700                         301.987.1700


For Immediate Release


                  GENE LOGIC COMPLETES ACQUISITION OF ONCORMED

GAITHERSBURG, Md. Sept. 28th, 1998--Gene Logic Inc. (Nasdaq: GLGC) and Oncormed Inc. (AMEX: ONM) announced that Gene Logic today completed its acquisition of Oncormed, following separate special meetings in which the companies' respective stockholders approved the transaction.

      Oncormed common stock ceased trading after the close of the market today. As a result of the transaction, Oncormed stockholders are entitled to receive
0.4673 of a share of Gene Logic common stock for each share of Oncormed common stock they hold.

      In the transaction, Gene Logic will issue 4,849,815 shares of common stock to the Oncormed stockholders, bringing the company's total shares outstanding to approximately 19.6 million.

      The transaction will be accounted for as a "purchase." The estimated total purchase price is $39.1 million, including transaction costs. In the third quarter, Gene Logic expects to write off a significant portion of this cost as acquired in-process research and development.

      Almost all of Oncormed's scientific staff is joining Gene Logic, generally filling positions Gene Logic had budgeted before proposing the acquisition.

      Gene Logic believes the strategic fit between the two businesses will enable it to expand its operations more quickly and cost-effectively than would have been possible through internal development alone. In particular, Gene Logic expects to derive significant benefits from three Oncormed programs:


                                       1.

- The acquisition establishes Gene Logic's presence in the pharmacogenomics field, with the company entering into collaborative relationships with Rhone-Poulenc Rorer, Schering-Plough Research Institute, and Merck & Company Inc. Pharmacogenomics involves the use of genetic information to target drugs to those patients most likely to benefit. Gene Logic believes it can expand this business significantly by applying its READS(TM) differential display technology, which reveals differences in gene expression that may be correlated with differences in patients' responses to drug therapy.

- Gene Logic has acquired Oncormed's extensive experience in production-scale use of a variety of DNA chip platforms. The company will apply this expertise to its Flow-thru Chip(TM), designed for high-throughput screening for identifying novel drug leads. Gene Logic intends to continue Oncormed's collaborative relationship with Affymetrix Inc. to develop gene-expression databases using Affymetrix GeneChips(TM).

- Gene Logic has acquired Oncormed's repository of human tissue samples specially collected for use in gene-expression studies. Most tissue repositories are not suitable for such studies because of the ways in which the tissues were collected and preserved. The Oncormed repository will facilitate Gene Logic's development of proprietary databases of gene-expression information from a variety of normal and diseased human tissues.

      ING Baring Furman Selz LLC and Hambrecht & Quist LLC acted as financial advisors to Gene Logic and Oncormed, respectively, in connection with the transaction.

      Gene Logic combines genomics technologies and bioinformatics expertise to provide pharmaceutical companies with products designed to reduce the time, cost, and risk associated with drug discovery and development. These products include proprietary databases of gene expression for drug target discovery and development, a novel screening technology for identifying new drug leads, and a pharmacogenomics technology for stratifying patient populations to enhance drug effectiveness and minimize adverse effects. The company's Data Logic division, based in Berkeley, Calif., markets bioinformatics software for managing, analyzing, and integrating genomic data.

      Gene Logic has established alliances with American Home Products' Wyeth-Ayerst Research Division; SmithKline Beecham; N.V. Organon, the pharmaceutical unit of the Dutch chemical manufacturer Akzo Nobel; Japan Tobacco Inc.'s Pharmaceuticals Division; and Procter & Gamble Pharmaceuticals Inc. It also has an alliance with Hoechst Schering AgrEvo GmbH for discovery of genes to develop improved crops and crop protection products.


                                       2.

      This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially depending on a number of factors, including the company's ability to integrate Oncormed's operations into its own, maintain Oncormed's collaborative relationships, retain key Oncormed employees, derive significant benefits from the acquired operations, and take the full expected write-off of in-process research and development. Results will also depend on other risks and uncertainties inherent in the businesses of each company, as discussed in the Registration Statement on Form S-4 filed in connection with the transaction and other documents filed with the Securities and Exchange Commission.


                                      # # #


                                       3.